RELAY POINT

A UNIQUE DIGITAL TRANSPORTATION AND FINANCIAL NETWORK WITH A BLOCKCHAIN SPIN

Relay Management, L.L.C. "Relay Point" is an on-demand digital transportation and financial network using blockchain technology. Through the network effects of combining transportation, marketing, blockchain and crypto, our goal is to bring together promoters, businesses, and on-demand transportation. Currently, we are building out our Las Vegas business-to-business network that will facilitate "safe arrivals" to local businesses by providing transportation and promotional tools that will initially integrate RelayVIP, a division of Relay management, our upscale luxury vehicle transportation service. At the same time, we plan to deploy the Relay Point application for transportation companies and transportation drivers to utilize the power of a decentralized platform for managing driver profiles, driver logs, driver pay, and regulatory documents. This will give transportation companies the ability to manage and maintain drivers and their fleets. With our goal of having a modern, efficient, and transparent fully-integrated business-to-business ("B2B") and business-to-consumer ("B2C") and business-to-business-to-consumer ("B2B2C") platform application for the Las Vegas market by year-end 2022. With the aim of the app facilitating the booking of a consumer's full travel and entertainment itinerary from flight, hotel, entertainment, dining and transportation.

The problem that Relay Point is solving in the trillion-dollar transportation industry (1), is that there is not a B2B tool that exist that facilitates a safe, secure transaction for delivery of a customer to a business or event, where all drivers, customers, and the businesses are vetted. The current focus is on "GET YOU THERE", without minimal focus on the transparency and security of the who and where. With this minimal focused, the financial transactions between businesses and other business, businesses and promoters (affiliates), and consumers and businesses, bringing questions and the potential of errors, with no transactional security.

Our Approach to this problem is to create a transportation and financial Eco-System that is built on a secure and regulated foundation creating a B2B and B2C network consisting of drivers, businesses, and promoters. This system provides trust between users and consumers with the benefits, protection, and transparency needed in the transportation, travel, entertainment, and finance industries. Local businesses and promoters will connect to Relay's Affiliated Marketing Network that will use the Relay's Transportation Network, helping increase traffic to local businesses. With the vision of expanding to popular U.S. travel destinations, like Miami, New York, Austin, and Los Angeles. A Network of this kind does not exist in the current transportation, financial and business markets.

Our Solution to this problem, is a first of its kind blockchain application network system, that uses a modern decentralized approach. Businesses, Drivers, and promoters will have the safety and convenience of a stablecoin payment system that utilizes smart contracts through our first-generation easy-to-use mobile application tool kit. This creates an online network for all B2B users to manage all operational activities, with the ability to manage financial transactions, work logs, history, and marketing and prospecting tools. In turn helping, regulated drivers, transportation companies, businesses, and promoters in abiding with state and federal regulations. Relay Point will provide drivers, businesses, and promoters an opportunity to acquire targeted customers and increase potential revenue based on the network providing higher customer conversions.

With our second-generation fully-integrated application for B2B, B2C, and B2B2C, we look to add engagement and gamification to activate, motivate, and engage customers, transportation providers, and business partners. This updated platform will integrate a user's physical and virtual worlds with a gamified rewards experience. Relay Point's gamified rewards experience looks to incorporate leaderboards, points, tipping, ratings, user badges, Relay's cryptocurrency rewards, other physical and digital rewards, like local concerts and events for all users through artistic non-fungible tokens ("NFTs") and the expanded use of smart contracts. These additional services will integrate with a one-of-kind multiverse that Relay Point looks to create.

We initially will focus on providing luxury promotional transportation for businesses in the Las Vegas area. Relay Point will then expand our footprint with blockchain technology for our business-to-business network. Thus, creating an effective transportation management solution with business marketing tools, incorporating the key components of transportation with fast and secure financial transactions.

RELAY POINT

A UNIQUE DIGITAL TRANSPORTATION AND FINANCIAL NETWORK WITH A BLOCKCHAIN SPIN

First-Generation Application:

- Relay Point integration with RelayVIP for consumer, promoter, and local business marketing campaigns.
- B2B Payment Processing via internetwork utility Stablecoin (the "AU Coin"), for Payouts and Payment Splits.
- Stablecoin (the "AU Coin") is the Medium of Exchange for Payments and/or Escrow Between All Users Vetted in the Network. When Smart Contracts are Fully Executed, the Exchange of Stablecoins Will Happen.
- Smart Contracts through a Tokenization Ecosystem, Internal Network Transactions Become Quicker and are More Efficient with Digital Self Executing Contracts, Verification of Funds, Security of Payments, and Built-in Escrow System, With the Transparency of a Distributed Ledger.
- Compliance - Network Users KYC and AML Compliance - Driver Vetting and Verification – Reduction of Fraud.
- Centralized Web-App Management System with the Settings, Tools, and Functions for Fleet-Driver Management and Business Marketing-Transportation Dispatch (Business-to-Consumer and Business-to-Business).

Second-Generation Application:

- End-User consumer Payment Solution via the AU Coin utilizing the Relay Point multiverse.
- Expanded Smart Contract Use, With the Integration of NFTs for User Experience's.
- Incorporate a gamified rewards experience for the Gamification of the Relay Point multiverse.
- RelayVIP Direct In-App On-Demand Consumer Upscale Luxury and Executive Transportation.
- Integrate Relay Management's fully integrated network suite of tools for an immersive experience centered on a B2B, B2C, and B2B2C streamlined experience for the user.

(1) transportation is 9% of the GDP in 20 Trillion Dollar US Economy. – US Department of Transportation.

| BLOCKCHAIN TRANSPORTATION |
| NFT – SMART CONTRACT – STABLECOIN |
| INNOVATIVE BUSINESS MARKETING via TRANSPORTATION |
| TRAVEL AND ENTERTAINMENT DECENTRALIZED APPLICATION |

©Relay Management L.L.C. | 3651 Lindell Rd, Suite D, Las Vegas, NV | (888) 412-4404 | info@RelayPoint.io
www.RelayPoint.io